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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                WASHINGTON, D.C. 20549
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                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person     2. Date of Event            4. Issuer Name and Ticket
                                                Requiring Statement         or Trading Symbol
                                                (Month/Day/Year)

    Roe       Douglas                           March 21, 2000              Cambridge Creek Companies Ltd.
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   (Last)    (First)    (Middle)             3. IRS or Social Security  5. Relationship of Reporting            6. If Amendment,
                                                Number of Reporting        Person to Issuer                        Date of Original
                                                Person (Voluntary)         (Check all applicable)                  (Month/Day/Year)
                                                                                                                 ------------------
    2508 Silica Place                                                      [X] Director  [X] 10% Owner          7. Individual or
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                                                       N/A                 [X] Officer   [ ] Other (specify       Joint/Group
          (Street)                                                         (title below)             below)        Filing (check
                                                                            President, Secretary & Treasurer       Applicable Line
                                                                            --------------------------------    X  Form filed by
                                                                                                              -----
                                                                                                                   One Reporting
                                                                                                                   Person
Coquitlam           BC    V3E 3K9
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  (City)          (State)   (Zip)                                                                                  Form filed by
                                                                                                                   More than One
                                                                                                                   Reporting
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                                                         Table I -- Non-Derivative Securities Beneficially Owned

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 1. Title of Security             2. Amount of Securities           3. Ownership Form:      4. Nature of Indirect Beneficial
    (Instr. 4)                       Beneficially Owned                Direct (D) or           Ownership (Instr. 5)
                                     (Instr. 4)                        Indirect (I)
                                                                       (Instr. 5)
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 Common                                 2,500,000                              D
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         1 If the form is filed by more than one reporting person, see Instruction 5(b)(v)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                (Print or Type Responses)                    (Over)
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FORM 3 (continued)       Table II -- Derivative Securities Beneficially Owned
                    (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative    2. Date Exercisable        3. Title and Amount of    4. Conversion    5.  Ownership       6. Nature of
   (Instr. 4)                and Expiration Date        Securities Underlying     or Exercise       Form of            Indirect
                             (Month/Day/Year)           Derivative Security       of Price of       Derivative         Beneficial
                                                        (Instr. 4)                Derivative        Security:          Ownership
                                                                                  Security          Direct (D)         (Instr.5)
                                                                                                    or Indirect (I)
                                                                                                    (Instr. 5)

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                           Date         Expiration    Title    Amount or
                           Exercisable  Date                   Number of
                                                                Shares
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N/A                                                   N/A
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Explanation of Responses:


----------------------------                                                                     /s/ Douglas Roe         09/14/2001
                                                                                         ------------------------------  ----------
                                                                                          Signature of Reporting Person     Date

    1 Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient, SEE Instruction 6 for procedure.

                                                                                                                             Page 2
                                                                                                                    SEC 1474 (7-96)
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